Exhibit 99.1

Contact:
David Waldman or Natalya Rudman
Crescendo Communications, LLC
Email: mlss@crescendo-ir.com
Tel: 212-671-1020

MILESTONE SCIENTIFIC INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

LIVINGSTON, NJ, December 15, 2016 -- Milestone Scientific Inc. (NYSE MKT: MLSS), a medical R&D and dental products company that designs, patents, incubates and commercializes a growing portfolio of innovative therapeutic injection technologies, today announced that it intends to offer for sale a combination of shares of its common stock and warrants to purchase shares of its common stock in an underwritten public offering. The company intends to use the net proceeds from this offering for general corporate and working capital purposes, including marketing and sales of its epidural instrument and the development of new products and new product uses. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Maxim Group LLC is acting as the sole book-running manager for the offering.

This offering is being made pursuant to a shelf registration statement (File No. 333-209466) previously filed with the Securities and Exchange Commission (the “SEC”) and which became effective on May 4, 2016.  A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and a final prospectus supplement and accompanying base prospectus will be filed with the SEC.  Electronic copies of the preliminary prospectus supplement and, when available, electronic copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the SEC’s website at www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174 or via telephone at 212-895-3500 or email: syndicate@maximgroup.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Milestone Scientific Inc.

Milestone Scientific Inc. (MLSS) is a medical R&D company that designs, patents, incubates and commercializes a growing portfolio of innovative injection technologies. Milestone's computer-controlled systems make injections precise, efficient, and virtually painless. For more information please visit our website: www.milestonescientific.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of Milestone's ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange Commission, including without limitation, Milestone's Annual Report for the year ended December 31, 2015. The forward looking statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.